Exhibit 99.1

News Release

Tim Welsh to leave U.S. Bank; Arijit Roy promoted to expanded role

Succession plan allows for smooth transition and continued focus on consumer and business banking clients

MINNEAPOLIS (June 27, 2024) – U.S. Bancorp (NYSE: USB), parent company of U.S. Bank, announced today that Tim Welsh, vice chair of Consumer and Business Banking, intends to leave the organization after seven years to focus on his many community activities and additional career interests.

“During the course of nearly 30 years in financial services, consumer experience, and global learning and development, Tim has been a trusted colleague and purpose-driven leader,” said Andy Cecere, U.S. Bancorp chairman and CEO. “He has been an advocate for our customers, a keen contributor to the communities where we live and work, and a consummate professional who helped move us forward. We will miss his contributions and heart.”

Welsh will remain in his role through July to help the company enact its succession plan and then support executive leadership in an advisory position through early October.

Arijit Roy will assume an expanded role leading the U.S. Bank Consumer and Business Banking products organization, reporting to Gunjan Kedia, U.S. Bancorp president. Also reporting to Kedia will be Sekou Kaalund, head of Branch Banking, and Tom Wind, head of Consumer Lending.

“Arijit is a tremendous leader who joined U.S. Bank in 2022, bringing with him a wealth of experience in integrating product, channel and strategy in financial services,” Kedia said. “He quickly acclimated to the U.S. Bank culture and has a vast understanding of our clients, products and services, partnerships and unique offering that will help us accelerate growth. I appreciate how he has embraced his new opportunities and look forward to seeing him succeed in his expanded capacity.”

Before coming to U.S. Bank, Roy, 47, worked in important leadership positions at Truist, Discover Financial Services and McKinsey and Company. He holds master’s degrees from Harvard Business School and Virginia Tech, and a bachelor’s degree from Manipal Institute of Technology.

“Along with Arijit, Sekou and Tom offer insight and expertise that are vital components of our organizational success, and they will be key contributors in our ongoing efforts to provide quality, consistency and an unparalleled experience to our clients in the branches and mortgage space,” Kedia added. “These three leaders have been steady, strategic partners to the organization during their tenures with the company and are well equipped to lead the Consumer and Business Banking organization effectively into the future in alignment and close collaboration with our other revenue lines and enabling functions.”

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About U.S. Bank

U.S. Bancorp, with more than 70,000 employees and $684 billion in assets as of March 31, 2024, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of the 2024 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Contacts

Investors:

George Andersen, director of investor relations, U.S. Bancorp Investor Relations

612.303.3620; george.andersen@usbank.com

Media:

Jeff Shelman, senior vice president and head of external enterprise communications, U.S. Bank Public Affairs and Communications

612.422.1423; jeffrey.shelman@usbank.com

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